Exhibit 99.(e)

DISTRIBUTION AGREEMENT

Between

VALUE LINE CENTURION FUND, INC.

and

EULAV SECURITIES, LLC

                                                            December 23, 2010

EULAV SECURITIES, LLC
220 East 42nd Street
New York, NY 10017-5891

Dear Sirs:

VALUE LINE CENTURION FUND, INC. (the “Fund”), a Maryland corporation, is registered as an Investment Company under the Investment Company Act of 1940 and an indefinite number of shares of its capital stock have been registered under the Securities Act of 1933 to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Prospectus included in such Registration Statement as it may be amended from time to time.

In this connection, the Fund desires that your firm act as principal underwriter and distributor (herein “distributor”) of the Fund for the sale and distribution of shares which have been registered as described above and any additional shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as distributor, and it is, accordingly, agreed between us as follows;

1. The Fund hereby appoints you distributor for the sale of its shares, pursuant to the aforesaid continuous public offering in connection with any sales made to fund investors in any states and/or jurisdictions in which you are or shall from time to time become qualified as a broker/dealer, or through securities dealers with whom you have entered into sales agreements.

2. You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, you will suspend such efforts. The Fund may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund.

3. The shares shall be sold by you at net asset value as determined in the Fund’s prospectus effective at the time of sale. Shares may be sold directly to prospective purchasers or through securities dealers who have entered into sales agreements with you. However, in no event will shares be issued prior to the receipt by us of full payment for such shares.

4. You agree that the Fund shall have the right to accept or reject   orders for the purchase of shares of the Fund. Any consideration which you  may receive in connection with a rejected purchase order will be returned  promptly. In the event that any cancellation of a share purchase order,  cancellation of a redemption order or error in the timing of the acceptance  of purchase or redemption orders shall result in a gain or loss, you agree  promptly to reimburse the Fund for any amount by which losses shall exceed  gains so arising; to retain any net gains so arising for application against  losses so arising in future periods and, on the termination of this  Agreement, to pay over to the Fund the amount of any such net gains which may  have accumulated. The Fund shall register or cause to be registered all  shares sold by you pursuant to the provisions hereof in such name or names  and amounts as you may request from time to time, and the Fund shall issue or  cause to be issued certificates evidencing such shares for delivery to you or  pursuant to your direction if, and to the extent that, the shareholder  requests issuance of such share certificates.

5. The Fund has delivered to you a copy of its initial Prospectus dated on the effective date of its Registration Statement pursuant to the Securities Act of 1933. It agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities Act of 1933. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act of 1933.

6.     The Fund is registered under the Investment Company Act of 1940 as  an investment company, and it will use its best efforts to maintain such  registration and to comply with the requirements of said Act.

7.     You agree:

(a)  That neither you nor any of your officers shall take any short  position in the shares of the Fund.

(b)  To furnish to the Fund any pertinent information required to be  included with the respect to you as distributor within the meaning of the  Securities Act of 1933 in any reports or registration required to be filed  with any governmental authority.

(c)  You will not give any information or make any representations  other than as contained in the Registration Statement or Prospectus filed  under the Securities Act of 1933, as in effect from time to time, or in any  supplemental sales literature authorized by the Fund for use in connection  with the sale of shares.

8.    You shall pay all usual expenses of distribution, including  advertising and the costs of printing and mailing of the Prospectus, other  than those furnished to existing shareholders.

9.    This Agreement will continue in effect for a period of two years and shall continue in effect from year to year thereafter provided:

(a)  Such continuation shall be specifically approved at least  annually by the Board of Directors, including the vote of a majority of the  Directors of the Fund who are not parties to this Agreement or “interested  persons” (as defined in the Investment Company Act of 1940) of any such  persons cast in person at a meeting called for the purpose of voting on such  approval or by a vote of the holders of a majority of the outstanding voting   securities of the Fund and by such a vote of the Board of Directors.

(b)  You shall not have notified the Fund in writing at least sixty  days prior to the termination date that you shall not desire such  continuation.

(c)  We shall not have notified you in writing at least sixty days  prior to the termination date that we do not desire your continuation.

10.  This Agreement may not be amended or changed except in writing and  shall be binding upon and shall enure to the benefit of the parties hereto  and their respective successors, but this Agreement shall not be assigned by  either party and shall automatically terminate upon assignment.

     If the foregoing is in accordance with your undertaking, kindly so  indicate by signing in the space provided below.

VALUE LINE CENTURION FUND, INC.

By	/s/ Emily Washington

Accepted:

EULAV SECURITIES, LLC

By	/s/ Mitchell Appel